Exhibit 99.1

UNITED INDUSTRIAL CORPORATION

Contact:

Stuart F. Gray

Treasurer

(410) 628-8686

UNITED INDUSTRIAL REPORTS FIRST QUARTER RESULTS

UNITED INDUSTRIAL OPERATING INCOME FROM CONTINUING OPERATIONS INCREASED
71% IN THE FIRST QUARTER OF 2005 ON REVENUE GROWTH OF 32%

HUNT VALLEY, MD, MAY 9, 2005 – United Industrial Corporation (NYSE: UIC) (the “Company”) today reported its financial results for the first quarter ended March 31, 2005.  Net sales and income from continuing operations include the results of the Company’s Defense and Energy segments.  The Defense segment, which operates through AAI Corporation (“AAI”, a wholly-owned subsidiary of the Company), and its subsidiaries, has four product lines consisting of Unmanned Aerial Vehicles (“UAV Systems”), Engineering and Logistics Services (“Services”), Test and Training Systems, and Advanced Programs.  The Energy segment is conducted through Detroit Stoker Company, a wholly-owned subsidiary of the Company.  Results from the Company’s remaining Transportation operations are reported as discontinued operations.

“Our core Defense segment delivered another strong performance in the first quarter of 2005,” said Frederick M. Strader, the Company’s President and Chief Executive Officer. “Our Shadow 200 Tactical Unmanned Aerial Vehicle (“TUAV”) program for the U.S. Army continued to lead the Company’s performance through the first quarter of 2005 while our recently awarded Biological Detection System program began to contribute with the ramp-up in its activity.  Also, we are continuing to focus our efforts on profitability and growth, including evaluating select acquisitions, and implementing our restructuring plans to reduce operating costs and streamline operations in the fluid test systems product area and at Detroit Stoker,” Strader concluded.

Financial Results for the First Quarter of 2005

Net sales from continuing operations for the three months ended March 31, 2005 increased 31.7% to $107.5 million compared to $81.6 million for the three months ended March 31, 2004.

The gross margin percentage for continuing operations increased to 24.2% in the first quarter of 2005 from 21.4% during the same period in 2004.

In January 2005, the Company recognized a $7.2 million pre-tax gain on the sale of approximately 26 acres of undeveloped property adjacent to its Hunt Valley, Maryland facility.  Additionally, net interest expense increased $828,000 primarily as a result of the Company’s issuance of $120 million 3.75% Convertible Senior Notes in September 2004.  Since both the gain on sale of property and net interest expense were included in non-operating income, the Company believes that operating income from continuing operations provides a better measure of performance in 2005 compared to 2004.  Operating income for the first quarter of 2005 increased 70.9% to $12.2 million from $7.2 million in the first quarter of 2004.

Income from continuing operations for the first quarter of 2005 increased $7.9 million to $12.6 million, or $0.84 per diluted share, compared to $4.7 million, or $0.35 per diluted share, for the first quarter of 2004.

Income from discontinued operations in the first quarter of 2005 was $48,000, or $0.00 per diluted share, compared to a loss in the first quarter of 2004 of ($475,000), or ($0.03) per diluted share.

Net income in the first quarter of 2005 increased to $12.7 million, or $0.84 per diluted share, compared to $4.3 million, or $0.32 per diluted share, for the first quarter of 2004.

First Quarter 2005 Results By Operating Segment - Continuing Operations

Net sales for the Defense segment in the first quarter of 2005 increased 33.9% to $100.2 million compared to $74.8 million for the first quarter of 2004.   This increase was primarily due to higher production and support in UAV Systems and higher sales in Services mainly due to the Biological Detection System program awarded in the third quarter of 2004.

The Defense segment gross margin percentage was 23.5% in the first quarter of 2005 and 19.8% during the first quarter of 2004. The increase was primarily attributable to production efficiencies and the favorable resolution of technical risks in the execution of both the TUAV and Joint Service Electronic Combat Systems Tester programs.

Pre-tax income from the Defense segment increased $12.2 million to $19.4 million compared to $7.2 million for the first quarter of 2004.  The Defense segment’s pre-tax results in the first quarter of 2005 included $7.2 million from the sale of property.  In addition, the Defense segment continued the reorganization of its fluid test systems product area and incurred $330,000 of restructuring charges during the first quarter of 2005.  The Company estimates it will incur $2.2 million of remaining costs under this reorganization plan, which is expected to be completed by the end of 2005.

Selling and administrative expenses in the Defense segment increased to $11.4 million or, 11.3% of sales, in the first quarter of 2005 compared to $8.0 million, or 10.7% of sales, in the first quarter of 2004. The $3.4 million increase was primarily due to higher research and development expenses, and bid and proposal costs.

Net sales for the Energy segment in the first quarter of 2005 were $7.4 million, an increase of $549,000, or 8.0%, from the first quarter of 2004. The Energy segment gross margin percentage was 33.6% in the first quarter of 2005 and 38.9% during the first quarter of 2004. The decrease was primarily attributable to restructuring activities and higher raw material prices. The Energy segment’s pre-tax income in the first quarter of 2005 was $175,000 compared to pre-tax income of $404,000 for the first quarter of 2004.  This decrease in the Energy segment’s results for the first quarter of 2005 was primarily due to the lower product margins.

Financial Results for Discontinued Operations

During the first quarter of 2005, Electric Transit, Inc. (“ETI”), an entity owned 35% by AAI, sold its remaining inventory of spare parts and was able to favorably resolve certain operational challenges associated with its last remaining program.  AAI recorded 100%, or approximately $533,000, net of tax, of ETI’s earnings due to the recording of 100% of ETI’s losses in recent prior years.  Offsetting this income was approximately $485,000, net of tax, of general and administrative expenses consisting primarily of professional fees related to a recovery claim initiated by the Company.  Income from the Company’s discontinued operations for the first quarter of 2005 was $48,000, or $0.00 per diluted share, compared to a loss of ($475,000), or ($0.03) per diluted share, in the first quarter of 2004.

Bookings and Funded Backlog

The Company received $95.8 million of new orders and/or funding for products and services during the first quarter of 2005, an increase of $20.3 million, or 26.9%, compared to the first quarter of 2004.  Including $85.5 million of bookings in the Defense segment and $10.3 million in the Energy segment, funded backlog for the Company’s continuing operations was $376.2 million at March 31, 2005, a decrease of $11.7 million, or (3.0%), from December 31, 2004.

During the first quarter of 2005, the Company’s UAV Systems was awarded $22.7 million of additional contracts for ongoing logistical support for TUAV systems deployed worldwide as well as an award for $2.5 million to completely refurbish Shadow TUAV equipment that has been deployed in Operation Iraqi Freedom.  UAV Systems also received a $14.4 million award for an additional Shadow TUAV system to be produced in conjunction with the eight Shadow TUAV systems ordered in December 2004.  Including these awards, funded backlog for UAV Systems at March 31, 2005 was approximately $220.2 million.

Also in the first quarter of 2005, Services received initial funding of $4.0 million to provide repair, material acquisition, storage, and management support for hydraulic components for U.S. Navy and Marine Corps EA-6B Prowler and F-14 Tomcat aircraft fleets. The initial contract period will run four years through 2008, and includes an option that could extend it an additional four years. The total potential value of this contract, if all options are executed, is $30.9 million.  Additionally, Services received $8.4 million of incremental funding under its existing Biological Detection System contract, and $7.5 million in C-17 Maintenance Trainer Device upgrades and logistical support.  Including these awards, funded backlog for Services at March 31, 2005 was approximately $90.4 million.

Test and Training Systems had a funded backlog of $39.1 million at March 31, 2005, primarily related to its Joint Service Electronic Combat Systems Tester program.  Contract deliveries are expected to extend through the fourth quarter of 2005. In the first quarter of 2005, Test and Training Systems received awards totaling $4.8 million for additional production and engineering support related to the U.S. Navy’s On-Board Training System program.

Advanced Programs, during the first quarter of 2005, received initial funding of $6.5 million for the U.S. Army Phase II and III of the Lightweight Machine Gun and Ammunition program. This incrementally funded contract is potentially worth $23.9 million. Funded backlog for Advanced Programs at March 31, 2005 was approximately $11.8 million.

Initiatives to Enhance Shareholder Value

In accordance with its initiatives to enhance shareholder value, the Company is evaluating select acquisitions, implementing plans, including restructuring of operations, to further improve profitability, and exploring the sale of non-core assets.

On April 4, 2005, the Company acquired ESL Defence Limited (“ESL”), an electronic warfare (“EW”) systems company based in the United Kingdom.  The purchase price was approximately $10 million in cash.  ESL is a world leader in the design and production of electro-optic (“EO”) test and simulation products for use on flight lines and in aircraft maintenance facilities. The simulators are used to assess the operational readiness of sophisticated missile warning and countermeasures systems used on military aircraft.  ESL’s EO simulators are also used at military test, evaluation, and training ranges to evaluate the effectiveness of new self-protection systems and to train pilots for combat readiness.  In addition, ESL conducts EW related research and support for U.K. government agencies and for prime contractors in the U.K. and the U.S.

In October 2003, Imperial Capital LLC was engaged to assist the Company in exploring strategic alternatives for Detroit Stoker, including a potential sale. This process is ongoing and no assurances can be given regarding whether Detroit Stoker will be sold or the timing or proceeds from any such sale.

Stock Buy-Back Program

On March 10, 2005, United Industrial’s Board of Directors authorized a new stock purchase plan for up to $25.0 million.  The timing of the buy-back and the exact number of shares repurchased will depend on market conditions.  As of December 31, 2004, the Company had $3.5 million available for purchases under the previous plan, which was unused and expired on March 15, 2005.  Since inception of the initial stock purchase plan authorized in November 2003, the Company has purchased a total of 917,700 shares for $16.5 million, or an average of $18.00 per share. In addition, the Company purchased 850,400 shares of its common stock for approximately $24.4 million, or $28.64 per share, using a portion of the net proceeds from the issuance of the 3.75% Convertible Senior Notes in September 2004.

Conference Call Webcast

The Company will hold a conference call Monday, May 9, 2005, at 10:00 a.m. (EDT), to discuss its financial results for the first quarter of 2005.  A live webcast of the call will be accessible for all interested parties in the Investor Relations section on the Company’s website, www.unitedindustrial.com, or on www.streetevents.com.  Following the call, the webcast will be archived for a period of two weeks and available at www.unitedindustrial.com or at www.streetevents.com.

United Industrial Corporation designs, produces, and supports defense systems. Its products and services include unmanned aerial vehicle systems, training and simulation systems, automated aircraft test and maintenance equipment, armament systems, logistical and engineering services, and other leading-edge technology solutions for defense needs.  The company also manufactures combustion equipment for biomass and refuse fuels.

Use of Non-GAAP Measures

In addition to disclosing financial results that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), management believes that providing Income from Continuing Operations Before Special Items, a non-GAAP measure, is meaningful to investors because it provides insight with respect to ongoing operating results of the Company.  Special items include significant charges or credits that are important to understanding the Company’s ongoing operations.  The Company also discloses EBITDA (earnings before interest, taxes, depreciation, and amortization), which is likewise a non-GAAP measure.  In addition, the Company discloses Free Cash Flow, a non-GAAP measure, which equals net cash provided by operating activities less net cash used in acquiring property and equipment, net of retirements.  The Company believes Free Cash Flow is used by some investors, analysts, lenders and other parties to measure the Company’s performance over time.  Management believes that providing this additional information is useful to understanding the Company’s ability to meet capital expenditures and working capital requirements and to better assess and understand operating performance.  Because the Company’s methods for calculating such non-GAAP measures may differ from other companies’ methods, such non-GAAP measures presented may not be comparable to similarly titled measures reported by other companies.  Such measures are not recognized in accordance with GAAP, and the Company does not intend for this information to be considered in isolation or as a substitute for GAAP measures.  Reconciliations from non-GAAP reported measures described in this press release to GAAP reported results are provided in the financial tables attached to this document.

Forward-Looking Information

Except for the historical information contained herein, information set forth in this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and variations of such words and similar expressions that indicate future events and trends are intended to identify such forward-looking statements which include, but are not limited to, projections of revenues, earnings, segment performance, cash flows and contract awards.  These forward-looking statements are subject to risks and uncertainties, which could cause the Company’s actual results or performance to differ materially from those expressed or implied in such statements.  The Company makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statement.  For additional information about the Company and its various risk factors, please see the Company’s most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

United Industrial Corporation & Subsidiaries

Consolidated Earnings Per Share

	Three Months Ended March 31
	(Unaudited)
	2005	2004
Basic earnings (loss) per share:
Income from continuing operations before special items	$0.67	$0.36
Special items:
Restructuring charges	(0.02)	—
Gain on sale of property	0.38	—
Income from continuing operations	1.03	0.36
Income (loss) from discontinued operations	0.00	(0.03)

Net income	$1.03	$0.33

Weighted average number of basic shares outstanding	12,316,000	13,136,000

Diluted earnings (loss) per share:

Income from continuing operations before special items	$0.57	$0.35

Special items:
Restructuring charges	(0.02)	—
Gain on sale of property	0.29	—
Income from continuing operations	0.84	0.35
Income (loss) from discontinued operations	0.00	(0.03)
Net income	$0.84	$0.32

Weighted average number of diluted shares outstanding	15,818,000	13,407,000

 United Industrial Corporation & Subsidiaries

Consolidated Statements of Operations

(Dollars in Thousands)

(Unaudited)

	Three Months Ended March 31
	2005	2004

Net sales	$107,548	$81,648
Cost of sales	81,505	64,161
Gross profit	26,043	17,487
Selling and administrative expenses	13,635	10,228
Asbestos litigation expense	90	—
Other operating expenses, net	80	96
Total operating income	12,238	7,163
Non-operating income and (expense):
Interest income	1,051	64
Interest expense	(1,828)	(13)
Gain on sale of property	7,152
Other income, net	636	134
	7,011	185

Income from continuing operations before income taxes	19,249	7,348
Provision for income taxes	6,625	2,626
Income from continuing operations	12,624	4,722
Income (loss) from discontinued operations, net of income taxes	48	(475)
Net income	12,672	4,247

Add (deduct) special items, net of tax:
Restructuring charges	267	—
Gain on sale of property	(4,649)	—

(Income) loss from discontinued operations	(48)	475

Net income before special items and discontinued operations	$8,242	$4,722

United Industrial Corporation & Subsidiaries

Results By Operating Segment

(Dollars in Thousands)

(Unaudited)

	Three Months Ended March 31
	2005	2004
Net sales:
Defense	$100,157	$74,806
Energy	7,391	6,842
	$107,548	$81,648

Pretax income (loss) from continuing operations:
Defense	$19,447	$7,189
Energy	175	404
Other	(373)	(245)
	$19,249	$7,348

Bookings:
Defense	$85,563	$67,146
Energy	10,269	8,359
	$95,832	$75,505

	March 31, 2005	December 31, 2004

Funded backlog:
Defense	$366,028	$380,622
Energy	10,174	7,296
	$376,202	$387,918

United Industrial Corporation & Subsidiaries

Non-GAAP Results By Operating Segment

(Dollars in Thousands)

(Unaudited)

	Three Months Ended March 31
	2005	2004
Non-GAAP income from continuing operations before tax - excluding special items:
Defense	$12,625	$7,189
Energy	256	404
Other	(373)	(245)
	12,508	7,348
Add (deduct) special items:
Defense:
Restructuring charges	(330)	—
Gain on sale of property	7,152	—
Energy:
Restructuring charges	(81)	—
GAAP income from continuing operations before tax	$19,249	$7,348

EBITDA (continuing operations):
Defense	$21,309	$8,034
Energy	211	478
Other	450	109
	21,970	8,621
Add (deduct):
Depreciation and amortization	(1,944)	(1,324)
Interest (expense) income, net	(777)	51
Provision for income taxes	(6,625)	(2,626)
Income from continuing operations	$12,624	$4,722

	Three Months Ended March 31
	2005	2004
Free cash flow:
Cash provided by operating activities of continuing operations	$16,526	$8,341
Purchases of property and equipment	(7,994)	(661)
Proceeds from sale of property	7,555	—
Cash used in discontinued operations	(2,738)	584
Free cash flow	$13,349	$8,264

United Industrial Corporation & Subsidiaries

Consolidated Balance Sheets

(Dollars in Thousands)

(Unaudited)

	March 31 2005	December 31 2004
ASSETS
Current assets:
Cash and cash equivalents	$121,852	$80,679
Securities pledged to creditors	—	124,626
Deposits and restricted cash	4,798	33,845
Trade receivables, net	50,497	46,658
Inventories	25,016	34,639
Prepaid expenses and other current assets	8,897	12,465
Assets of discontinued operations	12,293	13,545
Total current assets	223,353	346,457
Deferred income taxes	11,387	13,930
Other assets	11,572	11,953
Insurance receivable - asbestos litigation	20,343	20,343
Property and equipment, net	33,751	27,645
Total assets	$300,406	$420,328

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$958	$958
Payable under securities loan agreement	—	124,619
Accounts payable	21,363	21,664
Accrued employee compensation and taxes	13,852	13,706
Other current liabilities	11,804	14,942
Liabilities of discontinued operations	14,527	18,566
Total current liabilities	62,504	194,455
Long-term debt	121,688	122,000
Postretirement benefit obligation, other than pension	22,232	22,942
Minimum pension liability	18,777	17,513
Reserve for asbestos litigation	31,852	31,852
Total liabilities	257,053	388,762
Shareholders’ Equity:
Preferred stock, par value $1.00 per share; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, par value $1.00 per share; 30,000,000 shares authorized; 12,327,151 and 12,291,951 shares outstanding at March 31, 2005 and December 31, 2004, respectively (net of shares held in treasury)	14,374	14,374
Additional capital	83,964	84,296
Retained earnings (deficit)	14,938	3,499
Treasury stock, at cost, 2,046,997 and 2,082,197 shares at March 31, 2005 and December 31, 2004, respectively	(39,343)	(40,019)
Accumulated other comprehensive loss, net of tax	(30,580)	(30,584)
Total Shareholders’ Equity	43,353	31,566
Total liabilities and shareholders’ equity	$300,406	$420,328

United Industrial Corporation & Subsidiaries

Consolidated Cash Flows

(Dollars in thousands)

(Unaudited)

	THREE MONTHS ENDED MARCH 31,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$12,672	$4,247
Adjustments to reconcile net income to net cash provided by operating activities:
(Income) loss from discontinued operations, net of taxes	(48)	475
Depreciation and amortization	1,944	1,324
Pension expense	1,265	1,210
Gain on Sale of Property	(7,152)	—
Deferred income taxes	2,833	(413)
Income from equity investment in joint venture	(14)	(15)
Other, net	(742)	(246)
Changes in operating assets and liabilities:
(Increase) decrease in trade receivables	(3,839)	2,031
Decrease (Increase) in inventories	9,623	(9,031)
Decrease (Increase) in prepaid expenses and other current assets	3,278	(255)
(Decrease) Increase in accounts payable, accruals, and other current liabilities	(3,294)	9,014
Net cash provided by operating activities from continuing operations	16,526	8,341
Net cash (used in) provided by discontinued operations	(2,738)	584
Net cash provided by operating activities	13,788	8,925

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(7,994)	(661)
Proceeds from sale of available-for-sale securities	124,619	—
Proceeds from sale of property	7,555	—
Net cash provided by (used in) investing activities	124,180	(661)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	(334)	—
Repayment of Collateral received in securities lending transaction	(124,619)	—
Proceeds from exercise of stock options	344	1,166
Decrease in deposits and restricted cash	29,047	—
Purchases of treasury shares	—	(7,141)
Dividends paid	(1,233)	(1,316)
Net cash used in financing activities	(96,795)	(7,291)
Increase in cash and cash equivalents	41,173	973
Cash and cash equivalents at beginning of year	80,679	24,138
Cash and cash equivalents at end of year	$121,852	$25,111